Exhibit 10.1
XOS, INC.
3550 Tyburn Street, Los Angeles, California 90065

August 14, 2025

Ibrahim M. Aljomaih
Aljomaih Automotive Company
P.O. Box 224
King Khalid Street
31471 Dammam
Kingdom of Saudi Arabia

Re: Second Amended and Restated Convertible Promissory Note

Dear Aljomaih Automotive Company:
In connection with that certain Second Amended and Restated Convertible Promissory Noted issued by Xos, Inc. (the “Company”) to Aljomaih Automotive Company (the “Investor”), with an original issue date of August 11, 2022, and initially amended on September 28, 2022 and then further amended on August 8, 2025, in the principal amount of US$20 million (as so amended, the “Note”), the Investor and the Company hereby confirm and agree, in consideration of the amendments made to the Note on August 8, 2025 (the “Amendments”) and other good and valuable consideration, as follows (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Note):

1)Notwithstanding anything in the Note or any other Note Document to the contrary, at any time on or after a Restriction Trigger and prior to New Nasdaq Stockholder Approval, the aggregate number of Interest Shares deliverable or previously delivered upon any interest payments under the Note plus the number of shares of common stock that may be issued or were previously issued in respect of conversion of principal or any other portion of the Note, shall not exceed1,737,247 shares of the Company’s Common Stock1, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock (the “Limit”).

2)Any interest amount of this Note that would otherwise be payable in Interest Shares, but for which such Interest Shares may not be issued pursuant to the restrictions of Section 1 of this letter, shall instead be payable in cash or, if either the New Nasdaq Stockholder Approval has occurred or the Company receives advice of counsel that payment in Interest Shares is otherwise permitted by the Nasdaq Rules, then in additional Interest Shares, within five Business Days of the earlier of: (x) August 11, 2026; and (y) the date of New Nasdaq Stockholder Approval.
1 The parties acknowledge that this number of shares represents 19.99% of the outstanding shares of the Company’s Common Stock on August 8, 2025, immediately prior to the Amendments.

3)As used in this letter, the following capitalized terms have the following meanings:

a.“New Nasdaq Minimum Price” means $3.04 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock that occurs after the date of this Second Amended and Restated Convertible Promissory Note), which is the “minimum price” on the date of the Second Amended and Restated Convertible Promissory Note in accordance with Nasdaq Stock Market Rule 5635.
b.“New Nasdaq Stockholder Approval” means the receipt by the Company of requisite approval from its stockholders received after the date of the Second Amended and Restated Convertible Promissory Note to issue more than the Limit of its outstanding shares of Common Stock in respect of any conversion of principal or interest of this Note at an issue price below the New Nasdaq Minimum Price.
c.“Restriction Trigger” means any interest payment date or date of conversion of principal or other portions of the Note on which both: (i) the 10-day VWAP ending on the Trading Day immediately prior to the applicable payment date is less than the New Nasdaq Minimum Price; and (ii) the Company has not yet received New Nasdaq Stockholder Approval.
4)The Company shall use commercially reasonable efforts to obtain a New Nasdaq Stockholder Approval at a special or annual stockholders meeting after the date hereof; provided, however, if the Company receives advice of counsel that no such New Nasdaq Stockholder Approval is required as a result of the Amendments, then the Company shall promptly notify the Investor of such fact and the limitations and obligations in paragraphs 1 and 2 above shall be automatically removed.
5)All references to adjustments contained in the defined terms “Conversion Price,” “Nasdaq Minimum Price” and “Authorized Share Cap” in the Note shall be deemed to refer to all such adjustments that may have occurred or may occur subsequent to August 11, 2022; provided, however, that all share numbers and per share prices specified in this letter shall only be adjusted for events that may occur subsequent to August 8, 2025.
6)Investor and the Company agree that notwithstanding anything to the contrary in the Note and Note Documents, no issuance of shares of common stock by the Company under the Note shall occur if and to the extent such issuance would be in violation of Nasdaq Rule 5635.
7)This letter is deemed an amendment to the Note, effective as of August 8, 2025, simultaneously with the Amendments. Except as amended hereby, the Note remains in full force and effect.

Please indicate your agreement to this letter by signing below.

Sincerely,

XOS, INC.

By: /s/ Dakota Semler
Name: Dakota Semler
Title: Chairman and Chief Executive Officer

Agreed as of the date first written above:

ALJOMAIH AUTOMOTIVE CO.

By: /s/ Ibrahim M. Aljomaih
Name: Ibrahim M. Aljomaih
Title: Vice Chairman and Managing Director